[RIDER FOR CALIFORNIA TAX-FREE INCOME FUND]

On November 15, 2012, a Special Meeting of the Shareholders of John Hancock California Tax-Free Income Fund and its series, John Hancock California Tax-Free Income Fund, was held at 601 Congress Street, Boston, Massachusetts, for the purpose of considering and voting on the following proposal:

Proposal: Election of thirteen (13) Trustees as members of the Board of Trustees of John Hancock California Tax-Free Income Fund.

	Total Votes for the Nominee	Total Votes Withheld from the Nominee
Independent Trustees
Charles L. Bardelis	15,323,942.23	270,720.67
Peter S. Burgess	15,304,349.55	290,313.35
William H. Cunningham	15,332,886.41	261,776.49
Grace K. Fey	15,333,885.84	260,777.07
Theron S. Hoffman	15,333,885.84	260,777.07
Deborah C. Jackson	15,335,192.00	259,470.90
Hassell H. McClellan	15,294,387.63	300,275.27
James M. Oates	15,294,387.63	300,275.27
Steven R. Pruchansky	15,332,886.41	261,776.49
Gregory A. Russo	15,334,192.19	260,470.71
Non-Independent Trustees
James R. Boyle	15,295,693.41	298,969.49
Craig Bromley	15,334,192.19	260,470.71
Warren A. Thomson	15,334,192.19	260,470.71